Exhibit 3.1

Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "TOP FLIGHT GAMEBIRDS, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF FEBRUARY, A. D. 2007, AT 5:34 O'CLOCK P.M.

4469848 8100 070664105	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5723756 DATE: 06-01-07

State of Delaware
Secretary, of State
Division of Corporations
Delivered 05:49 PM 02/09/2007
FILED 05:34 PM 02/09/07
SRV 070150844 - 4299435 FILE

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

•	First: The name of this Corporation is Top Flight GameBirds , Inc.

•	Second: Its registered office in the State of Delaware is to be located at
2711 Centerville Rd., Ste. 400 Street, in the City of Wilmington County of New Castle Zip Code 19808. The registered agent in Corporation Service Company charge thereof is Corporation Service Company

•	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 100,000,000 shares ( Common with a par value of $0.001 per share.; plus 10,000, 000 Preferred @ $0.001 par value

•	Fifth: The name and mailing address of the incorporator are as follows:
Name                          Rhonda Heskett
Mailing Address      572 CR 3550
                      Bartlesville OK         Zip Code 74003

•
I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true. and I have accordingly hereunto set my hand this 1st day of  February, A.D. 2007

BY: /s/ R. Heskett
(Incorporator)

NAME; Rhonda Heskett
(type or print)